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                                                                     EXHIBIT 8.2



                            [FORM OF PWLLP OPINION]
                              [PWLLP LETTERHEAD]


[Date], 2005

Public Service Enterprise Group Incorporated
80 Park Plaza
Newark, New Jersey 07101


     Re:  JOINT PROXY STATEMENT/PROSPECTUS

Ladies and Gentlemen:

We have acted as counsel to Public Service Enterprise Group Incorporated, a New Jersey corporation (the "Company"), in connection with the merger of the Company with and into Exelon Corporation, a Pennsylvania corporation ("Parent"), with Parent continuing as the surviving corporation (the "Merger"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of December 20, 2004, between Parent and the Company. In connection therewith, we have assisted in the preparation of the joint proxy statement/prospectus (the "Prospectus") that forms part of the Registration Statement on Form S-4 (the "Registration Statement") filed by Parent with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

You have requested our opinions regarding certain United States federal income tax consequences of the Merger and the discussion of material United States federal income tax consequences of the Merger set forth under the caption "The Merger--Material United States Federal Income Tax Consequences of the Merger" in the Prospectus. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Agreement.

For purposes of rendering our opinions, we have examined the Agreement, the Prospectus, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinions, including, but not limited to, the letters that the Company and Parent have delivered to us on the date hereof and that contain certain statements and representations upon which we have relied for purposes of rendering our opinions (the "Representation Letters").

Further, for purposes of rendering our opinions, we have made the following assumptions: (i) original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be, by the Effective Time, duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness; (ii)

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Public Service Enterprise Group Incorporated
[Date], 2005

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the Merger will qualify as a statutory merger under the laws of New Jersey and Pennsylvania and will be effected in the manner described in the Prospectus and in accordance with the provisions of the Agreement; (iii) the statements concerning the Merger set forth in the Prospectus, including the purposes of the Company and Parent for consummating the Merger, are accurate and complete; (iv) the representations set forth in the Agreement are accurate and complete at all relevant times; (v) the statements and representations of the Company and Parent set forth in their respective Representation Letters are accurate and complete at the time given and will be accurate and complete at all times through the Effective Time; (vi) the covenants and agreements contained in the Agreement and the Representation Letters will be performed without waiver or breach of any material provision;
(vii) any statement or representation referred to in clause (iv) or (v) above that (A) is qualified by knowledge (or similarly qualified) is correct without such qualification or (B) relates to the absence of any plan, intention, understanding or agreement signifies that there is in fact no plan, intention, understanding or agreement and (viii) the Merger will be reported by the Company and Parent on their respective United States federal income tax returns in a manner consistent with the opinions set forth below.

Based upon the foregoing and subject to the qualifications set forth herein, upon consideration of applicable law, we are of the opinion that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) each of the Company and Parent will be a party to the reorganization within the meaning of Code
Section 368(b).

Further, based upon the foregoing and subject to the qualifications set forth herein and therein, upon consideration of applicable law, the discussion set forth under the caption "The Merger--Material United States Federal Income Tax Consequences of the Merger" in the Prospectus, insofar as it relates to United States federal income tax law and legal conclusions with respect thereto, represents our opinion as to the material United States federal income tax consequences of the exchange of shares of Company common stock for shares of Parent common stock pursuant to the Merger as discussed therein.

Our opinions are based on the Code, Treasury regulations promulgated thereunder, Internal Revenue Service rulings and other administrative pronouncements interpreting the foregoing, and pertinent judicial authority, all as in effect on the date hereof, and presumes that no substantial changes in such authorities will be promulgated or occur between the date hereof and the Effective Time that would affect our opinions. Our opinions are limited to the matters specifically covered hereby and do not address any

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Public Service Enterprise Group Incorporated
[Date], 2005

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state, local, foreign, or, except to the extent specifically set forth herein, United States federal tax consequences that may result from the Merger. Our opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "The Merger-- Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement.

Very truly yours,